Exhibit 99.1

Contact:
Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
480-586-3357
Heather@InPlayTechnologies.com

InPlay Technologies Promotes Three Executives

PHOENIX, Ariz. (June 1, 2007) - InPlay Technologies (NASDAQ: NPLA) today announced that it has promoted three senior executives, effective June 1, 2007.

Eric Vandewater, 45, has been appointed chief technology officer. Vandewater joined InPlay in 2006 as vice president, InPlay and CTO for the MagicPoint division. Vandewater has well over twenty years of experience in the design and development of hardware and software products for the high tech industry, including over ten years of experience in management and executive positions. Vandewater has hired, trained and managed development teams for various technology companies including SunnComm, Philips Electronics and CalComp.

Ramesh Ramchandani, 43, has been appointed chief operating officer. Previously, he was vice president, InPlay and COO for the MagicPoint division. Ramchandani joined InPlay from AMI Semiconductor where he was vice president and general manager of the Mixed-Signal ASSP Division. Prior to AMI, Ramchandani held executive positions with ZiLOG, Inc., ON Semiconductor’s Integrated Power Division, Celeritek, Inc., Mitsubishi/QCI and Fujitsu Compound Semiconductor. He has also held engineering positions with Mitsubishi Electronics America and Avantek, Inc.

Tim Kuhn, 44, has been appointed senior vice president and general manager, Duraswitch division. Kuhn joined InPlay in 1999 as vice president, business development. He and his team have been responsible for establishing over 30 licensees worldwide for the Duraswitch technology. Before joining InPlay, Kuhn owned his own home healthcare company. He has over 20 years sales management and marketing experience through positions with North American Instrument Corporation, Go-Video and Proctor & Gamble.

“All three of these individuals continue to bring tremendous value to our operations through their management experience, leadership skills, relationships and commitment to seeing InPlay succeed,” said Bob Brilon, InPlay CEO.

About InPlay Technologies
InPlay Technologies develops, markets and licenses proprietary emerging technologies. Working with its licensees and OEM customers, InPlay offers technology solutions that enable innovative designs and improved functionality for electronic products. The company's MagicPoint® technology is the only digital-based pen-input solution for the rapidly growing tablet PC and mobile computing markets. Its Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, making it ideal in a wide range of commercial and industrial applications. InPlay is focused on further commercializing these technologies and seeking additional innovative technologies to enhance its portfolio. Visit www.inplaytechnologies.com for more information.

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